As filed with the Securities and Exchange Commission on March 16, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________

FORM SB−2

___________________________

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Registration Number: 333−_____

ACORN ACQUISITION CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation)	9995 (Primary Standard Industrial Code No.)	20-5622985 (I.R.S. Employer Identification No.)

1035 Park Avenue, Suite 7B New York NY 10028 (646) 827-9362 (Address and Telephone Number of Principal Executive Offices)	Peter B. Hirshfield, Esq. 1035 Park Avenue, Suite 7B New York NY 10028 (646) 827-9362 (Name, Address and Telephone Number of Agent for Service)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: __X__

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: _____

If this Form is a post−effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ____

If this Form is a post−effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ___

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: ___

		Calculation of Registration Fee
Title of Securities to be Registered	Amount Being Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per Share	21,092,000	$3.00	$63,276,000	$1,942.57

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the quoted price as reported on the NASD Bulletin Board on February 7, 2007, which was $3.00 per share.

The registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this Prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED MARCH 16, 2007

PROSPECTUS

Acorn Acquisition Corp.

21,092,000 Shares

Common Stock

This Prospectus relates to the sale by the Selling Stockholders of 21,092,000 currently outstanding shares of our Common Stock. The shares of Common Stock are being registered to permit the Selling Stockholders to sell the shares from time to time in the public market or in privately negotiated transactions.  The Selling Stockholders may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution" beginning on page 14.  We cannot assure you that the Selling Stockholders will sell all or any portion of the shares offered in this Prospectus.

We are not selling any shares of Common Stock in this offering and therefore will not receive any proceeds from this offering.  All costs associated with this registration will be borne by us.

Our Common Stock is currently quoted on the NASD Bulletin Board under the symbol ACAQ. The last reported sale price for our Common Stock on February 7, 2007, was $3.00 per share.

Investing in our Common Stock involves substantial risks. See "Risk Factors" beginning on page 4 of this Prospectus for a discussion of information that should be considered in connection with an investment in our Stock.

We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required.  You should read the entire Prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

ACORN ACQUISITION CORP.

You should only rely on the information contained or incorporated by reference in this Prospectus.  We have not authorized anyone to provide you with different information.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this Prospectus.  This summary does not contain all the information you should consider before investing in our Common Stock.  Before making an investment decision, you should read this entire Prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.  As used throughout this Prospectus, the terms "Acorn", the "Company", the "Registrant", "we," "us," and "our" refer to Acorn Acquisition Corp., and the term "Syntony" refers to Syntony Group, Inc., the name under which we operated prior to our reincorporation merger referred to below.

The Offering

Common Stock outstanding before offering: 21,372,574 shares.

Common Stock offered by Selling Stockholders: 21,092,000 shares which represents approximately 98.7% of our current outstanding Stock.

Common Stock to be outstanding after the offering: 21,372,574 shares.

Use of proceeds: We will not receive any proceeds from the sale of the Common Stock hereunder.

NASD Bulletin Board Symbol: ACAQ.

Risk Factors: Investing in our Common Stock involves a high degree of risk. See "Risk Factors" beginning on page 4 to read about risk factors you should consider before investing in of our Common Stock.

Summary Financial Data

The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this Prospectus.  Our current operations are limited to seeking a business combination with an operating company and therefore our business operations are insignificant.

Statement of Operations Data:	December 31, 2006 (Audited)	December 31, 2005 (Audited)	From Reactivation (March 26, 2001) To December 31, 2006 (Audited)
Revenues	$0	$0	$0
Net loss	($168,778)	($20,564)	($255,492)
Balance Sheet Data:
Working capital/(deficiency)	($137,578)	($62,714	($137,578)
Total assets	$937,647	$330	$937,674
Total liabilities	$1,075,225	$63,044	$1,075,225
Stockholders' equity (deficiency)	($137,578)	($62,714)	($137,578)

The Company was incorporated in Utah on December 12, 1980, under the name "Puma Energy, Inc." with an authorized capital of $5,000 divided into 50,000,000 shares of Common Stock of a par value of $0.0001 per share.  The Company was formed for the primary purpose of engaging in all facets of the business comprising the oil and gas industry.

Effective June 8, 1989, we increased our authorized capital from $5,000 to $180,000, comprised of 800,000,000 shares of $0.0001 par value Common Stock and 100,000 shares $1.00 par value Preferred Stock, with the rights, privileges and preferences of our Preferred Stock to be set by the Board of Directors; and we changed our corporate name to "Syntony Group, Inc.".

We amended our By-laws to opt out of the Utah Control Share Acquisition Act, Section 61-6-1, et. seq., of the Utah Code Annotated, on March 26, 2001, as part of our planned restructuring to enable us to re-commence business operations as may be determined by our Board of Directors, and to place us in a better position to raise funding for any such determined operations or to create a capital structure that would allow us to acquire an ongoing business that would be beneficial to our stockholders.  Based upon our lack of financial resources, assets or prospects, it was expected that any such restructuring or acquisition would likely involve a control share acquisition.

On April 2, 2001, we effected a reverse spilt of our 142,800,000 outstanding shares of Common Stock on a basis of one share for 1,428 shares, while retaining our authorized capital, Common Stock and par value, with appropriate adjustments in our capital accounts.

On October 1, 2006, we reincorporated in Delaware by completing a merger (the "Reincorporation Merger") with our wholly-owned Acorn subsidiary.  As a result of the Reincorporation Merger, we became a Delaware corporation and our name became Acorn Acquisition Corp. Also, as a result of the Reincorporation Merger, we effected a reverse split of outstanding shares by making each ten shares of Syntony Common Stock outstanding immediately prior to the effective time of the Reincorporation Merger become one share of Acorn Common Stock as a result of the Reincorporation Merger.  The Reincorporation Merger provided that any fractions of shares of Acorn Common Stock resulting from such reverse split will be rounded up to the nearest whole share on a stockholder by stockholder basis, so that every stockholder of Syntony would become a stockholder of Acorn, and so that no fractional shares of Acorn would be outstanding after giving effect to the Reincorporation Merger.

All computations in this Registration Statement take into account these reverse splits and the Reincorporation Merger.

We intend to effect a merger, capital stock exchange, asset acquisition or other similar business combination with a currently unidentified operating business with growth potential. Our offices are located at 1035 Park Avenue, Suite 7B, New York, New York 10028 and are provided without cost.  Our telephone number is (646) 827-9362.

RISK FACTOR

Any investment in our shares of Common Stock involves a high degree of risk.  You should carefully consider the following information about these risks, together with the other information contained in this Prospectus before you decide to invest in our Common Stock.  Each of the following risks may materially and adversely affect our business objective, plan of operation and financial condition.  These risks may cause the market price of our Common Stock to decline, which may cause you to lose all or a part of the money you invested in our Common Stock.  We provide the following cautionary discussion of risks, uncertainties and possible inaccurate assumptions relevant to our business plan.

In addition to other information included in this Prospectus, the following factors should be considered in evaluating the Company's business and future prospects.

RISKS RELATED TO OUR BUSINESS:

The Company has a limited operating history and very limited resources

Our operations have been limited to seeking a potential business combination and we have had no revenues from operations.  Investors will have no basis upon which to evaluate our ability to achieve our business objective, which is to effect a merger, capital stock exchange, or acquire an operating business. We will not generate any revenues until, at the earliest, after the consummation of a business combination or seeking new business opportunities.   Even after a business combination, we may not be able to immediately generate any revenue.

Since we have not currently selected a particular target industry or target business with which to complete a business combination, we are unable to currently ascertain the merits or risks of the business' operations

Since we have not yet identified a particular industry or prospective target business, there is no basis for investors to evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target business which we may ultimately acquire.  To the extent that we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities.  Although we will endeavor to evaluate the risks inherent in a particular industry or target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors.  There can be no assurance that any prospective business combination will benefit stockholders or prove to be more favorable to stockholders than any other investment that may be made by stockholders and investors.

Unspecified and unascertainable risks

There is no basis for stockholders to evaluate the possible merits or risks of potential business combination or the particular industry in which we may ultimately operate.  To the extent that we effect a business combination with a financially unstable operating company or an entity that is in its early stage of development or growth, including entities without established records of revenues or income, we will become subject to numerous risks inherent in the business and operations of that financially unstable company.  In addition, to the extent that we effect a business combination with an entity in an industry characterized by a high degree of risk, we will become subject to the currently unascertainable risks of that industry.  An extremely high level of risk frequently characterizes certain industries that experience rapid growth.  Although we will endeavor to evaluate the risks inherent in a particular business or industry, there can be no assurance that we will properly ascertain or assess all such risks or that subsequent events may not alter the risks that we perceived at the time of the consummation of a business combination.

Dependence on key personnel

We are dependent upon the continued services of our officer and directors.  To the extent that their services become unavailable, we will be required to obtain other qualified personnel and there can be no assurance that it will be able to recruit and hire qualified persons upon acceptable terms.

Our officer and directors may allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs.  This could have a negative impact on our ability to consummate a business combination.

Our officer and directors are not required to commit his full time to our affairs, which may result in a conflict of interest in allocating his time between our business and other businesses.  We do not intend to have any full time employees prior to the consummation of a business combination. Our management is engaged in other business endeavors and is not obligated to contribute any specific number of his hours per week to our affairs.  If our management's other business affairs requires them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to consummate a business combination.

Our officer and directors are now, and may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us  and, accordingly, may have conflicts of interest in determining which entity a particular business opportunity should be presented to

Our officer and directors are now, and may in the future become, affiliated with entities, including other companies, engaged in business activities similar to those intended to be conducted by us.  Additionally, our officer and directors may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities with which they are or may be affiliated.  Additionally, due to our officer's and directors' existing affiliations with other entities, they may have a fiduciary obligation to present potential business opportunities to those entities in addition to presenting them to us which could cause additional conflicts of interest.  Accordingly, our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

It is probable that we will only be able to enter into one business combination, which will cause us to be solely dependent on such single business and a limited number of products or services

It is probable that we will enter into a business combination with a single operating business. Accordingly, the prospects for our success may be:

−      solely dependent upon the performance of a single operating business, or

−      dependent upon the development or market acceptance of a single or limited number of products or services.

In this case, we will not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry.

We have limited resources and there is significant competition for business combination opportunities; therefore, we may not be able to enter into or consummate an attractive business combination

We expect to encounter intense competition from other entities having a business objective similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions.  Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates.  Many of these competitors possess greater technical, human and other resources than we do and our financial resources are limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire, our ability to compete in acquiring certain sizable target businesses will be limited by our limited financial resources and the fact that we will use our Common Stock to acquire an operating business. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses.

We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure a potential business transaction or abandon a particular business combination

We have not yet identified any prospective target business.  If we require funds, because of the size of the business combination, we will be required to seek additional financing.  We cannot assure you that such financing would be available on acceptable terms, if at all.  To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to restructure the transaction or abandon that particular business combination and seek an alternative target business candidate.  In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business.  The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business.  None of our officer, directors or stockholders is required to provide any financing to us in connection with or after a business combination.

Additional financing requirements associated with reporting obligations under the Exchange Act

We have no revenues and are dependent upon the willingness of our management and significant stockholders to fund the costs associated with the reporting obligations under the Exchange Act, other administrative costs associated with our corporate existence and expenses related to our business objective.  We are not likely to generate any revenues until the consummation of a business combination.  We anticipate that we will have available sufficient financial resources to continue to pay accounting and other professional fees and other miscellaneous expenses that may be required until we commence business operations in connection with a business combination.  In the event that our available financial resources prove to be insufficient for the purpose of achieving our business objective through a business combination, we will be required to seek additional financing.  Our failure to secure additional financing could have a material adverse affect on our ability to pursue a business combination.  We do not have any arrangements with any bank or financial institution to secure additional financing and there can be no assurance that any such arrangement would be available on terms acceptable and in our best interests.  We do not have any written agreement with any director, officer or stockholder to provide funds for our operating expenses.

A small number of our stockholders own a substantial interest in the Company and thus may influence certain actions requiring a stockholder vote

It is unlikely that there will be an annual meeting of stockholders to elect one or more new or additional directors prior to the consummation of a business combination, in which case the current directors will continue in office at least until the consummation of the business combination.  If there is an annual meeting, as a consequence of concentration of equity ownership in a small number of stockholders, such stockholders have broad discretion regarding proposals submitted to a vote by the stockholders.  Accordingly, our existing board of directors and the small number of controlling stockholders will continue to exert substantial control at least until the consummation of a business combination.

 Broad discretion of Management

Any person who invests in our Common Stock will do so without an opportunity to evaluate the specific merits or risks of any prospective business combination.  As a result, investors will be entirely dependent on the broad discretion and judgment of our management in connection with the selection of a prospective business combination.  There can be no assurance that determinations made by our management will permit us to achieve our business objectives.

Reporting requirements may delay or preclude a business combination

Pursuant to the requirements of Section 13 of the Exchange Act, we are required to provide certain information about significant acquisitions and other material events.  We will continue to be required to file quarterly reports on Form 10−QSB and annual reports on Form 10−KSB, which annual report must contain our audited financial statements.  As a reporting company under the Exchange Act, following any business combination, we will be required to file a report on Form 8−K, which report contains audited financial statements of the acquired entity. These audited financial statements must be filed with the SEC within 4 days following the filing of the Form 8−K disclosing the transaction. While obtaining audited financial statements is typically the responsibility of the acquired company, it is possible that a potential target company may be a non−reporting company with unaudited financial statements.  The time and costs that may be incurred by some potential target companies to prepare such audited financial statements may significantly delay or may even preclude consummation of an otherwise desirable business combination.  Acquisition prospects that do not have or are unable to obtain the required audited statements may not be appropriate for acquisition because we are subject to the reporting requirements of the Exchange Act.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to enter into a business combination

Investment company compliance requirements include, without limitation:

−      restrictions on the nature of our investments

−      restrictions on the issuance of securities, which may make it difficult for us to complete a business combination

−      registration as an investment company

−      adoption of a specific form of corporate structure

−      reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

We do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940.

We  may be deemed to have no "independent directors", actions taken and expenses incurred by our officer and directors on behalf of the Company will generally not be subject to "independent review"

Our directors own shares of our Common Stock and, although no compensation will be paid to them for services rendered prior to or in connection with a business combination, they may receive reimbursement for out−of−pocket expenses incurred by them in connection with activities on the Company's behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out−of−pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which consists of three directors who may seek reimbursement.  If our directors will not be deemed "independent," they will generally not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement.  Although we believe that all actions taken by our directors on our behalf will be in our best interests, we cannot assure our investors that this will actually be the case.  If actions are taken, or expenses are incurred that are actually not in our best interests, it could have a material adverse effect on our business and plan of operation and the price of our Common Stock held by the public stockholders.

General Economic Risks

Our current and future business objectives and plan of operation are likely dependent, in large part, on the state of the general economy.  Adverse changes in economic conditions may adversely affect our business objective and plan of operation.  These conditions and other factors beyond our control include also, but are not limited to regulatory changes.

RISKS RELATED TO OUR COMMON STOCK:

Our historic stock price has been volatile and the future market price for our Common Stock is likely to continue to be volatile. Further, the limited market for our shares will make our price more volatile. This may make it difficult for you to sell our Common Stock

The public market for our Common Stock has been very volatile. Over the past two fiscal years, the closing bid price for our Common Stock has ranged from $0.10 to $5.00 (See "Market for Common Equity and Related Stockholder Matters" on page 15 of this Prospectus).  Any future market price for our shares is likely to continue to be very volatile.  This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. Further, the market for our Common Stock is limited and we cannot assure you that a larger market will ever be developed or maintained.  The last reported sales price for our Common Stock on February 7, 2007 was $3.00 per share. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price.  As a result, this may make it difficult or impossible for you to sell our Common Stock.

Our shares of Common Stock are quoted on the NASD Bulletin Board, which limits the liquidity and price of our Common Stock

Our shares of Common Stock are traded under the symbol "ACAQ" on the NASD Bulletin Board, an NASD−sponsored and operated inter−dealer automated quotation system for equity securities not included on The Nasdaq Stock Market.  Quotation of the our Common Stock on the OTC Bulletin Board limits the liquidity and price of our Common Stock more than if our shares of Common Stock were listed on The Nasdaq Stock Market or a national exchange.  There is currently no active trading market in our Common Stock.  There can be no assurance that there will be an active trading market for our Common Stock following a business combination.  In the event that an active trading market commences, there can be no assurance as to the market price of our shares of Common Stock, whether any trading market will provide liquidity to investors, or whether any trading market will be sustained.

Our Common Stock is subject to the Penny Stock Rules of the SEC and the trading market in our Common Stock is limited, which makes transactions in our Common Stock cumbersome and may reduce the value of an investment in our Common Stock

The Securities and Exchange Commission has adopted Rule 3a51−1 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, Rule 15g−9 require:

−      that a broker or dealer approve a person's account for transactions in penny stocks; and

−      the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

−      obtain financial information and investment experience objectives of the person; and

−      make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

−      sets forth the basis on which the broker or dealer made the suitability determination; and

−      that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our Common Stock and cause a decline in the market value of our Common Stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker−dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

State blue sky registration; potential limitations on resale of our Common Stock

The holders of our shares of Common Stock registered under the Exchange Act and those persons who desire to purchase them in any trading market that may develop in the future, should be aware that there may be state blue−sky law restrictions upon the ability of investors to resell our securities. Accordingly, investors should consider the secondary market for the Registrant's securities to be a limited one.

It is our intention following the consummation of a business combination to seek coverage and publication of information regarding us in an accepted publication manual which permits a manual exemption.  The manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state.  However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. Furthermore, the manual exemption is a nonissuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities.  Most of the accepted manuals are those published by Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they "recognize securities manuals" but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Dividends unlikely

We do not expect to pay dividends for the foreseeable future because we have no revenues or cash resources.  The payment of dividends will be contingent upon our future revenues and earnings, if any, capital requirements and overall financial conditions.  The payment of any future dividends will be within the discretion of our board of directors as then constituted.  It is our expectation that future management following a business combination will determine to retain any earnings for use in its business operations and accordingly, we do not anticipate declaring any dividends in the foreseeable future.

USE OF PROCEEDS

This Prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the Selling Stockholders.  We will not receive any proceeds from the sale of shares of Common Stock in this offering.

SELLING STOCKHOLDERS

The following table sets forth the Common Stock ownership and other information relating to the Selling Stockholders as of March 16, 2007.  The Selling Stockholders acquired their shares through private transactions with the Registrant pursuant to an exemption provided under Section (4)2 of the Act or from Michael Vardakis, our former principal stockholder.

Name and Address of Selling Stockholder	Number Of Shares Beneficially Owned Prior To Offering	Percentage of Outstanding Shares Owned Prior To Offering	Number Of Shares Offered Pursuant To This Prospectus	Number Of Shares Beneficially Owned After The Offering	Percentage Of Outstanding Shares To Be Owned After The Offering
Jacqueline Astudillo 153 East 43rd Street New York NY 10017	1,000,000	4.6789	1,000,000	0	0
Robert Lawrence Banner 26 Rutland Court London SW7 1BW UK	500	*	500	0	0
Cindy Begel 9205 Hazel Way Chatsworth CA 91311	1,000,000	4.6789	1,000,000	0	0
Paul J. Begel 58-18 251st Street Little Neck NY 11362	1,000,000	4.6789	1,000,000	0	0
Kevin James Birch 69 Hall Lane Sandon, Chelmsford CM2 7RJ UK	1,000,000	4.6789	1,000,000	0	0
Leonard W. Burningham, Esq. 455 East 500 South Street Suite 205 Salt Lake City UT 84111	6,000	*	6,000	0	0
Patricia Cooke 123 Soudan Avenue Toronto Ontario M4S 1V5 Canada	1,000,000	4.6789	1,000,000	0	0
Steven C. Davis 64 Chestnut Avenue Braintree, Essex CM77 7YJ UK	1,000,000	4.6789	1,000,000	0	0
Sandra Cecily Godfrey 7 Lower Anchor Street Chelmsford, Essex CM2 0AS UK	1,000,000	4.6789	1,000,000	0	0
Vicki Harris 7 Keeble Park Maldon, Essex CM9 6YG UK	1,000,000	4.6789	1,000,000	0	0
Alan Harvey 22 Baddow Road Chelmsford, Essex CM2 0DG UK	1,000,000	4.6789	1,000,000	0	0
Nicholas Harvey 74 Tivoli Park Avenue Margate, Kent CT9 5TH UK	1,000,000	4.6789	1,000,000	0	0
Robert Hild 9205 Hazel Way Chatsworth CA 91311	1,000,000	4.6789	1,000,000	0	0
Harri Huuskonen 201 The Chart House Burrells Wharf Square London E14 3TN UK	1,000,000	4.6789	1,000,000	0	0
Ian Ilsley 27 Princesse Grace Monte Carlo, Monaco 98000	500	*	500	0	0
Jockey Holdings LTD.[1] PO BOX 260 Second Floor The Beatrice Butterfield Building Butterfield Square Providenciales Turks & Caicos Island B.W.I.	60,000	*	60,000	0	0
Vinod H. Melwani Apartment 510 Wahat Al Nakheel Bldg P-125/2 Al Hamriyi Dubai, UAR	1,000,000	4.6789	1,000,000	0	0
Mark Meriwether 3046 East Brighton Place Salt Lake City UT 84121	6,000	*	6,000	0	0
Jeremy Pryke 30 Hayes Close Chelmsford CM2 0RN UK	1,060,000[2]	4.9596	1,000,000	0	0
Tendall FZCO[3] Airport Free Zone PO Box 211748 Dubai, UAE	1,234,501	5.7761	1,000,000	234,501	1.0972
Tracy Roberts 80 Savernake Road Chelmsford CM1 2TJ UK	1,000,000	4.6789	1,000,000	0	0
Warren Stroud 11 Croft Close Braintree, Essex CM7 3EB UK	1,000,000	4.6789	1,000,000	0	0
Michael Vardakis 605 South State Street Salt Lake City UT 84111	18,000	*	18,000	0	0
Seema Vashist 210 Wahat-Al-Nakheel Golden Sands Area Bur Dubai Dubai, UAR	1,000,000	4.6789	1,000,000	0	0
Vega FZE[4] Ajman Free Zone Ajman, UAR	1,000,000	4.6789	1,000,000	0	0
Alain U. Vetterli PO Box 54685 Al Hudeiba Street Al Maskan 1 Bldg., Apt. A 006 Dubai, UAE	1,000	*	1,000	0	0
Parayil K. Vijayan 201C Sultaco Bldg Al Wahda Street Sharjan, UAE	1,000,000	4.6789	1,000,000	0	0
Parayil Pournami Vijayan 201C Sultaco Bldg Al Wahda Street Sharjan, UAR	1,000,000	4.6789	1,000,000	0	0

* Less than 1%.

[1] Jeremy Pryke is the sole beneficial owner of Jockey Holdings LTD.

[2] Includes 60,000 shares owned Jockey Holdings LTD.

[3] David Price is the sole beneficial owner of Tendall FZCO.

[4]Robert W. Moore is the sole beneficial owner of Vega FZE.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their respective pledgees, donees, assignees and other successors−in−interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which our shares of Common Stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

−      ordinary brokerage transactions and transactions in which the broker−dealer solicits the purchaser;

−      block trades in which the broker−dealer will attempt to sell the shares as agent but may position and resell a portion of the block  as principal to facilitate the transaction;

−      purchases by a broker−dealer as principal and resale by the broker−dealer for its account;

−      an exchange distribution in accordance with the rules of the applicable exchange;

−      privately−negotiated transactions;

−      broker−dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

−      through the writing of options on the shares;

−      a combination of any such methods of sale;  and

−      any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this Prospectus.

The Selling Stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker−dealers acting as agents for themselves or their customers.  Such broker−dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker−dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker−dealer might be in excess of customary commissions.  Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price.  We cannot assure that all or any of the shares offered in this Prospectus will be issued to, or sold by, the Selling Stockholders.  The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this Prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts.  In such event, any commissions received by such broker−dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We have agreed to pay all fees and expenses incident to the registration of the shares, excluding fees and disbursements of counsel to the Selling Stockholders and brokerage commissions or underwriter discounts.

The Selling Stockholders, alternatively, may sell all or any part of the shares offered in this Prospectus through an underwriter.  The Selling Stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements.  If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.  The Selling Stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Stockholders or any other such person. In the event that any of the Selling Stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the Selling Stockholders will not be permitted to engage in short sales of Common Stock.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the Selling Stockholders will not be permitted to engage in a short sale of our Common Stock.  All of these limitations may affect the marketability of the shares.

If a Selling Stockholder notifies us that it has a material arrangement with a broker−dealer for the resale of the Common Stock, then we would be required to amend the registration statement of which this Prospectus is a part, and file a Prospectus supplement to describe the agreements between the Selling Stockholder and the broker−dealer.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is currently quoted on the NASD Bulletin Board under the symbol ACAQ, an NASD−sponsored and operated inter−dealer automated quotation system for equity securities not included on The Nasdaq Stock Market. Quotation of our securities on the NASD Bulletin Board limits the liquidity and price of our Common Stock more than if our shares of Common Stock were listed on The Nasdaq Stock Market or a national exchange.  For the periods indicated, the following table sets forth the high and low closing bid prices per share of Common Stock. The below prices, furnished by Pink Sheets LLC, represent inter−dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	2007 (Through March 9)		2006		2005
	High	Low	High	Low	High	Low
First Quarter Ended March 31	$4.25	$3.25	$3.00	$1.00	$.51	$.10
Second Quarter Ended June 30			$1.90	$1.90	$.51	$.51
Third Quarter Ended September 30			$1.90	$.20	$.51	$.51
Fourth Quarter Ended December 31			$5.00	$1.05	$.60	$.51

As of December 31, 2006, our shares of Common Stock were held by approximately 3,542 stockholders of record. The transfer agent of our Common Stock is Interwest Transfer Co., Inc., Salt Lake City, Utah.

Dividends

Holders of Common Stock are entitled to dividends when, as, and if declared by the Board of Directors, out of funds legally available therefor.  We have never declared cash dividends on our Common Stock and our Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings to finance the growth of our businesses. There are no restrictions in our certificate of incorporation or by-laws that restrict us from declaring dividends.

Securities Authorized for Issuance under Equity Compensation Plans

We have no equity compensation plan or agreements under which our Common Stock is authorized for issuance.

DESCRIPTION OF BUSINESS

Organizational History and General Background of the Registrant

The Company was incorporated in Utah on December 12, 1980, under the name "Puma Energy, Inc." with an authorized capital of $5,000 divided into 50,000,000 shares of Common Stock of a par value of $0.0001 per share.  The Company was formed for the primary purpose of engaging in all facets of the business comprising the oil and gas industry.

Effective June 8, 1989, we increased our authorized capital from $5,000 to $180,000, comprised of 800,000,000 shares of $0.0001 par value Common Stock and 100,000 shares of $0.0001 par value Preferred Stock, with the rights, privileges and preferences of our preferred stock to be set by the Board of Directors; and we changed our corporate name to "Syntony Group, Inc.".

We amended our By-laws to opt out of the Utah Control Share Acquisition Act, Section 61-6-1, et. seq., of the Utah Code Annotated, on March 26, 2001, as part of our planned restructuring to enable us to re-commence business operations as may be determined by our Board of Directors, and to place us in a better position to raise funding for any such determined operations or to create a capital structure that would allow us to acquire an ongoing business that would be beneficial to our stockholders.  Based upon our lack of financial resources, assets or prospects, it was expected that any such restructuring or acquisition would likely involve a control share acquisition.

On April 2, 2001, we effected a reverse spilt of our 142,800,000 outstanding shares of common stock on a basis of one share for 1,428 shares, while retaining our authorized capital, common stock and par value, with appropriate adjustments in our capital accounts.

On October 1, 2006, we reincorporated in Delaware by completing a merger (the "Reincorporation Merger") with our wholly-owned Acorn subsidiary.  As a result of the Reincorporation Merger, we became a Delaware corporation and our name became "Acorn Acquisition Corp.".   Also, as a result of the Reincorporation Merger, we effected a reverse split of our 13,723,462 outstanding shares by making each ten shares of Syntony Common Stock outstanding immediately prior to the effective time of the Reincorporation Merger become one share of Acorn Common Stock as a result of the Reincorporation Merger.   The Reincorporation Merger provided that any fractions of shares of Acorn Common Stock resulting from such reverse split would be rounded up to the nearest whole share on a stockholder by stockholder basis, so that every stockholder of Syntony would become a stockholder of Acorn and so that no fractional shares of Acorn would be outstanding after giving effect to the Reincorporation Merger.  Our authorized capitalization as a result of the Reincorporation Merger became 250,000,000 shares of Common Stock, par value $0.0001 per share and 2,500,000 shares of Preferred Stock, par value $0.0001 per share.

All computations in this Prospectus take into account the 2001 and 2006 reverse splits and the Reincorporation Merger.

Business Objectives of the Registrant

We have no present operations.  We have determined to direct our efforts and limited resources to pursue and effect a business combination.

 Current trends

We believe that as a result of the relative uncertainty in the United States equity markets over the past few years, many privately−held companies have been closed off from the public market and traditional IPO's.  During the past few years, many privately−held or public companies attempted to divest non−core assets and divisions and valuations of these assets and divisions have decreased significantly. Therefore, we believe that there are substantial business opportunities to effect attractive acquisitions. As a public entity with its shares of Common Stock registered under the Exchange Act and publicly trading, we believe we are well positioned to identify target acquisitions and to effect a business combination in order to take advantage of these current trends.

 Effecting a business combination

Prospective investors in our Common Stock will invest in the Company without an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, a company which needs to raise substantial additional capital by means of being a publicly trading company, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control and compliance with various Federal and state securities laws. A business combination may involve a company which may be financially unstable or in its early stages of development or growth.

We have not identified a target business or target industry

Our effort in identifying a prospective target business will not be limited to a particular industry and we may ultimately acquire a business in any industry we deem appropriate.  To date, we have not selected any target business on which to concentrate our search for a business combination. While we intend to focus on target businesses in North America, we are not limited to those entities and may consummate a business combination with a target business outside North America. Accordingly, there is no basis for investors in our Common Stock to evaluate the possible merits or risks of the target business or the particular industry in which we may ultimately operate. To the extent we effect a business combination with a financially unstable company or an entity in its early stage of development or growth, including entities without established records of sales or earnings, we may be affected by numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. In addition, to the extent that we effect a business combination with an entity in an industry characterized by a high level of risk, we may be affected by the currently unascertainable risks of that industry. An extremely high level of risk frequently characterizes many industries which experience rapid growth. In addition, although we will endeavor to evaluate the risks inherent in a particular industry or target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Sources of target businesses

We anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including securities broker−dealers, investment bankers, venture capitalists, bankers and other members of the financial community, who may present solicited or unsolicited proposals.  Our officer, directors or stockholders may also bring to our attention target business candidates. While we do not presently anticipate engaging the services of professional firms that specialize in business acquisitions on any formal basis, we may engage these firms in the future, in which event we may pay a finder's fee or other compensation. In no event, however, will we pay our officer, directors or stockholders any finder's fee or other compensation for services rendered to us prior to or in connection with the consummation of a business combination.

 Selection of a target business and structuring of a business combination

The Selling Stockholders own more than 99% of our issued and outstanding shares and, prior to selling their shares of Common Stock offered by this Prospectus, will have broad flexibility in identifying and selecting a prospective target business.  In evaluating a prospective target business, we will consider, among other factors, the following:

−      financial condition and results of operation of the target company;

−      growth potential;

−      experience and skill of management and availability of additional personnel;

−      capital requirements;

−      competitive position;

−      stage of development of the products, processes or services;

−      degree of current or potential market acceptance of the products, processes or services;

−      proprietary features and degree of intellectual property or other protection of the products,    processes or services;

−      regulatory environment of the industry; and

−      costs associated with effecting the business combination.

These criteria are not intended to be exhaustive.  Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by us in effecting a business combination consistent with our business objective.  In evaluating a prospective target business, we will conduct a due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which will be made available to us.

We will endeavor to structure a business combination so as to achieve the most favorable tax treatment to us, the target business and both companies' stockholders. We cannot assure you, however, that the Internal Revenue Service or appropriate state tax authority will agree with our tax treatment of the business combination.

The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty.  Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us.

Probable lack of business diversification

While we may seek to effect business combinations with more than one target business, it is probable that we will have the ability to effect only a single business combination.  Accordingly, the prospects for our success may be entirely dependent upon the future performance of a single business.  Unlike other entities which may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses.  By consummating a business combination with only a single entity, our lack of diversification may:

−      subject us to numerous economic, competitive and regulatory developments, any or all of  which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination, and

−      result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services.

Limited ability to evaluate the target business' management

Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business' management will prove to be correct.  In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company intending to embark on a program of business development. Furthermore, the future role of directors, if any, in the target business cannot presently be stated with any certainty.  While it is possible our directors will remain associated in some capacity with us following a business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to a business combination.  Moreover, we cannot assure you that our directors will have significant experience or knowledge relating to the operations of the particular target business.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business.  We cannot assure you that we will have the ability to recruit additional managers or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Competition

In identifying, evaluating and selecting a target business, we expect to encounter intense competition from other entities having a business objective similar to ours.  Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates.  Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors.  While we believe there are numerous potential target businesses, our ability to compete in acquiring certain sizable target businesses will be limited by our limited financial resources.  This inherent competitive limitation gives others an advantage in pursuing the acquisition of a target business.  Further, any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination.  We believe, however, that our status as a public entity and potential access to the United States public equity markets may give us a competitive advantage over privately−held entities having a similar business objective as us in acquiring a target business with significant growth potential on favorable terms.

If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business.  In particular, certain industries which experience rapid growth frequently attract an increasingly larger number of competitors, including competitors with increasingly greater financial, marketing, technical and other resources than the initial competitors in the industry.  The degree of competition characterizing the industry of any prospective target business cannot presently be ascertained. We cannot assure you that, subsequent to a business combination, we will have the resources to compete effectively, especially to the extent that the target business is in a high−growth industry.

Employees

Mr. Vetterli, our President, Chief Executive Office, Chief Financial Officer and Secretary is our sole executive officer.  Mr. Vetterli is not obligated to contribute any specific number of hours per week and intends to devote only as much time as he deems necessary to our affairs.  The amount of time he will devote in any time period will vary based on the availability of suitable target businesses to investigate.  We do not intend to have any full time employees prior to the consummation of a business combination.

Conflicts of Interest

Our management is not required to commit its full time to the Company's affairs.  As a result, pursuing new business opportunities may require a greater period of time than if management would devote their full time to the Company's affairs.  Our management is not precluded from serving as officers or directors of any other entity that is engaged in business activities similar to those of the Registrant.  Our management has not identified and is not currently negotiating a new business opportunity for us.  In the future, our management may become associated or affiliated with entities engaged in business activities similar to those we intend to conduct.  In such event, our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.  In the event that our management has multiple business affiliations, it may have legal obligations to present certain business opportunities to multiple entities.  In the event that a conflict of interest shall arise, our management will consider factors such as reporting status, availability of audited financial statements, current capitalization and the laws of jurisdictions.  If several business opportunities or operating entities approach our management with respect to a business combination, our management will consider the foregoing factors as well as the preferences of the management of the operating company.  However, our management will act in what it believes will be in the best interests of the stockholders of the Company.

 Business Experience of Management

Alain U. Vetterli, one of our directors and our President, Chief Executive Officer, Chief Financial Officer and Secretary, is a Swiss citizen and a graduate of the Swiss Commercial School.  For 13 years Alain was a member of the Swiss Foreign Office for which he was posted in Austria, The Netherlands, Italy, the United States and Israel.  After leaving the Swiss Foreign Office, he was appointed Managing Director in Southern Switzerland for a major European freight forwarding company and Chairman of its Italian subsidiary.  In the year 2000, Alain was nominated country CEO of the then third largest security company in the world. Since 2005, he has been the owner of A&M Corp. FZCO Dubai/United Arab Emirates, a global acting business consulting company.

Ian Ilsley, one of our directors, is a British citizen, a Chartered Certified accountant and a member of the Institute of Directors.  He has over twenty years experience in the trust and offshore management business. Since 1998, Mr Ilsley has been the Managing Director of Garnham & Co., a corporate consultancy/corporate finance business.  He has significant experience in the public company arena, having been a director of several U.K. and U.S. listed companies.  Ian's professional qualifications ensure that he is in constant update with the ever changing corporate governance, international financial standards and reporting requirements.

Periodic Reporting and Audited Financial Statements

We have registered our securities under the Securities Exchange Act of 1934, as amended, and have reporting obligations, including the requirement that we file annual and quarterly reports with the SEC.  In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by our independent public accountants.

We will not acquire a target business if audited financial statements cannot be obtained for the target business. We believe that the requirement of having available audited financial statements for the target business will limit the pool of potential target businesses available for acquisition.

DESCRIPTION OF PROPERTY

The Registrant's corporate office is located at 1035 Park Avenue, Suite 7B, New York, NY 10028.  These facilities consist of approximately 400 square feet of executive office space and are provided without cost.  The Registrant believes that the office facilities are sufficient for the foreseeable future and this arrangement will remain in effect until we will consummate a business combination.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding, nor is our property the subject of a pending legal proceeding.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATION

Overview

Our current business objective is to seek a business combination with an operating company.  We intend to use our limited personnel and financial resources in connection with such activities.  We will utilize our capital stock, debt or a combination of capital stock and debt, in effecting a business combination. It may be expected that entering into a business combination will involve the issuance of restricted shares of capital stock.  The issuance of additional shares of our capital stock:

−    may significantly reduce the equity interest of our stockholders;

−    will likely cause a change in control if a substantial number of our shares of capital stock are   issued, and may also result in the resignation or removal of our present officer and        directors; and

−    may adversely affect the prevailing market price for our Common Stock.

Similarly, if we issued debt securities, it could result in:

−    default and foreclosure on our assets if our operating revenues after a business combination    were insufficient to pay our debt obligations;

−    acceleration of our obligations to repay the indebtedness even if we have made all principal     and interest payments when due if the debt security contained covenants that required the       maintenance of certain financial ratios or reserves and any such covenants were breached   without a waiver or renegotiations of such covenants;

−    our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

−    our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such security was outstanding.

Liquidity and Capital Resources

The Company is not engaged in any operations nor is it generating any revenues. While we are dependent upon interim funding provided by our significant stockholders to pay professional fees and expenses, we have no written finance agreement with our stockholders or our management to provide any continued funding.  However, we may need to raise additional funds through a private offering of debt or equity securities if additional administrative funds are required to consummate a business combination that is presented to us.  During the first quarter of 2007, we completed a private placement to accredited investors to raise $1 million by selling 20 million shares of our Common Stock at a purchase price of $.05 per share.

At December 31, 2006, we had $937,647 in assets and $1,075,225 in liabilities.

There are no limitations in our certificate of incorporation on our ability to borrow funds or raise funds through the issuance of restricted Common Stock to effect a business combination.  Our limited resources and lack of having cash−generating business operations may make it difficult to borrow funds or raise capital.  Our inability to borrow funds or raise funds through the issuance of restricted capital stock required to effect or facilitate a business combination may have a material adverse effect on our financial condition and future prospects, including the ability to complete a business combination.  To the extent that debt financing ultimately proves to be available, any borrowing will subject us to various risks traditionally associated with indebtedness, including the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest, including debt of an acquired business.

 Off−Balance Sheet Arrangements

As of December 31, 2006 we did not have any off−balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S−K promulgated under the Securities Act of 1934.

Contractual Obligations and Commitments

As of December 31, 2006 we did not have any contractual obligations.

Critical Accounting Policies

Our significant accounting policies are described in the notes to our financial statements for the years ended December 31, 2006 and are included elsewhere in this Prospectus.

MANAGEMENT

 Directors and Executive Officer

The following table sets forth the names and ages of the members of our Board of Directors and our executive officer and the positions held by each.

Name, Age, Title, Date Became Executive Officer and/or Director, Past Activities

Alain U. Vetterli, age 44, President, Chief Executive Officer, Chief Financial Officer, Secretary, director, June 30, 2006, is a Swiss citizen and a graduate of the Swiss Commercial School. For 13 years Alain was a member of the Swiss Foreign Office for which he was posted in Austria, The Netherlands, Italy, the United States and Israel.  After leaving the Swiss Foreign Office, he was appointed Managing Director in Southern Switzerland for a major European freight forwarding company and Chairman of its Italian subsidiary.  In the year 2000, Alain was nominated country CEO of the then third largest security company in the world. Since 2005, he has been the owner of A&M Corp. FZCO Dubai/United Arab Emirates, a global acting business consulting company.

Ian Ilsley, age 57, director, June 30, 2006, is a British citizen, a Chartered Certified accountant and a member of the Institute of Directors.  He has over twenty years experience in the trust and offshore management business. Since 1998, Mr Ilsley has been the Managing Director of Garnham & Co., a corporate consultancy/corporate finance business.  He has significant experience in the public company arena, having been a director of several U.K. and U.S. listed companies.  Ian's professional qualifications ensure that he is in constant update with the ever changing corporate governance, international financial standards and reporting requirements.

Directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.  There are no agreements with respect to the election of directors. We do not compensate our directors.  Officers are appointed annually by the Board of Directors and each executive officer serves at the discretion of the Board of Directors.  We do not have any standing committees at this time.

None of our directors, officer, affiliates or promoters has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment or decree involving the violation of any state or federal securities laws.

EXECUTIVE COMPENSATION

None of our executive officers has received any compensation during the two year period ending December 31, 2006.

Executive Employment Agreements

To date, we have not entered into any employment agreements with our executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the last two years, to the knowledge of the Company, there was no person who had or has a direct or indirect material interest in any transaction or proposed transaction to which the Company was or is a party.  Transactions in this context relate to any transaction which exceeds $60,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 16, 2007.  The information in this table provides the ownership information for: each person known by us to be the beneficial owner of more than 5% of our Common Stock; each of our directors; our executive officer; and our executive officer and directors as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned[1]	Percentage of Common Stock Owned[1]
Alain U. Vetterli PO Box 54685 Al Hudeiba Street, Al Maskan 1 Bldg., Apt A 006, Dubai, UAE	1,000	*
Ian Ilsley 27 Princesse Grace Monte Carlo O9 98000	500	*
Tendall FZCO[2] Airport Free Zone P.O. BOX 211748 Dubai, UAE	1,232,501	5.7667
David Price[2] Airport Free Zone P.O. BOX 211748 Dubai, UAE	1,232,501	5.7667
All officers and directors as a group (2 persons)	1,500	*

[1]Applicable percentage ownership is based on 21,372,574 shares of Common Stock outstanding as of March 16, 2007.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of March  16, 2007 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

[2] David Price is the sole beneficial owner of Tendall FZCO.

 DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our certificate of incorporation, which has been filed as an exhibit to our registration statement of which this Prospectus is a part.

Dividend Policy

Holders of Common Stock are entitled to dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore.  We have never declared cash dividends on our Common Stock and our Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings to finance the growth of our businesses. There are no restrictions in our certificate of incorporation or by-laws that restrict us from declaring dividends.

Capital Structure

Our authorized capital consists of 252,500,000 shares of stock. We are authorized to issue 250,000,000 shares of Common Stock, par value $0.0001 per share and we are authorized to issue 2,500,000 shares of Preferred Stock, par value $0.0001 per share, which may be divided into series and with preferences, limitations, and relative rights as determined by our Board of Directors. As of March 16, 2007, we had 21,372,574 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. Holders of our Common Stock: (i) have general ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which stockholders may vote at all stockholder meetings.  The Common Stock does not have cumulative voting rights, which means that the holders of more than fifty percent of the Common Stock voting for election of directors can elect one hundred percent of our directors if they choose to do so.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws require that we indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by, or in our right) by reason of the fact that he is or was our director, officer, employee, or agent or is or was serving at our request as a director, office, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against such costs and expenses, and to the extent and in the manner provided under Delaware law.

We have also entered into indemnification agreements with each of our directors which go beyond the provisions of the By-laws.  Among other things, these indemnification agreements, copies of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part, require us to advance to the directors to the maximum extent permitted by law all reasonable costs and expenses.  They also provide a contractual basis for the directors and officer to be indemnified to the maximum extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of Common Stock being offered hereby will be passed upon for us by Hirshfield Law, New York, New York.

EXPERTS

Our financial statements as of December 31, 2006 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2006 appearing in this Prospectus and registration statement have been audited by Raich, Ende, Malter & Co., LLP, independent registered public accountant, as set forth on their report thereon appearing elsewhere in this Prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing..

Our financial statements as of December 31, 2005 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2005 and for the period from Reactivation (March 26, 2001) to December 31, 2005 appearing in this Prospectus and registration statement have been audited by MantylaMcReynolds LLC, independent registered public accountant, as set forth on their report thereon appearing elsewhere in this Prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed a registration statement on Form SB−2 under the Securities Act of 1933, as amended, relating to the shares of Common Stock being offered by this Prospectus, and reference is made to such registration statement.  This Prospectus constitutes the Prospectus of Peregrine Industries, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected by public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may obtain this information by visiting the SEC's Internet website at sec.gov.

Acorn Acquisition Corp. and Subsidiary

(Formerly Syntony Group, Inc.)

[A Development Stage Company]

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

[WITH REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS]

Acorn Acquisition Corp. and Subsidiary

(Formerly Syntony Group, Inc.)

[A Development Stage Company]

Table of Contents

Page

Reports of Independent Registered Public Accounting Firms	F-3 and F-4

Consolidated Balance Sheet - December 31, 2006 and 2005	F-5

Consolidated Statements of Operations for the years ended December 31, 2006 and 2005,
and for the period from Reactivation [March 26, 2001] through December 31, 2006	F-6

Consolidated Statements of Stockholders' Equity/(Deficit) for the period from Reactivation
[March 26, 2001] through December 31, 2006	F-7

Consolidated Statements of Cash Flows for the years ended December 31, 2006 and 2005
and for the period from Reactivation [March 26, 2001] through December 31, 2006	F-8

Notes to Consolidated Financial Statements	F-9 to F-15

1375 Broadway - 15th Floor New York, New York 10018 212.944.4433 212.944.5404 (fax) cpa@rem-co.com	90 Merrick Avenue East Meadow, New York 11554 516.228.9000 516.228.9122 (fax)	330 Fifth Avenue - Suite1300 New York, New York 10001 212.686.2224 212.481.3274 (fax)

CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Acorn Acquisition Corp.

We have audited the accompanying consolidated balance sheet of Acorn Acquisition Corp. (Formerly Syntony Group, Inc.) and subsidiary as of December 31, 2006, and the related consolidated statements of income, stockholders' equity, and cash flows for the year ended December 31, 2006 and for the period from Reactivation (March 26, 2001) to December 31, 2006. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Acorn Acquisition Corp. (Formerly Syntony Group, Inc.) and subsidiary as of December 31, 2006, and the results of its operations and its cash flows for each of the year ended December 31, 2006 and for the period from Reactivation (March 26, 2001) to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Raich Ende Malter & Co. LLP

Raich Ende Malter & Co. LLP

New York, New York

March 12, 2007

Mantyla MCREYNOLDS LLC

The CPA. Never Underestimate The Value.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders Acorn Acquisition Corp. (Formerly Syntony Group, Inc.) Salt Lake City, Utah

We have audited the accompanying consolidated balance sheet of Acorn Acquisition Corp. (Formerly Syntony Group, Inc.) [a development stage company] as of December 31, 2005, and the related consolidated statements of operations, stockholders' equity/(deficit), and cash flows for the year ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Acorn Acquisition Corp. (Formerly Syntony Group, Inc.) as of December 31, 2005, and the results of operations and cash flows for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Syntony Group, Inc. will continue as a going concern. As discussed in Note D to the financial statements, the Company has accumulated losses and has not had significant operations since reactivation. These issues raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note D. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Mantyla McReynolds, LLC

January 31, 2006

Salt Lake City, Utah

Acorn Acquisition Corp. and Subsidiary

(Formerly Syntony Group, Inc.)

[A Development Stage Company]

Consolidated Balance Sheet

Assets

	December 31,
	2006	2005

Current Assets
Cash and cash equivalents	$ 937,647	$ 330

Total Current Assets	937,647	330

Total Assets	$937,647	$ 330

Liabilities and Stockholders' Deficit
Current Liabilities

Stock Subscription Payable	$ 950,000	-
Accounts Payable	41,250	$ 34,264
Accounts Payable - Related Party	83,220	28,580
Franchise Taxes Payable	755	200
Total Current Liabilities	1,075,225	263,044

Stockholders' Deficit
Preferred stock - 250,000,000 shares authorized
and unissued par value of $0.0001	0	0
Common stock - 250,000,000 shares authorized
par value $.0001,1,372,574 issued and outstanding	137	137
Additional paid-in capital	869,268	775,354
Deficit accumulated prior to development stage	(751,491)	(751,491)
Deficit accumulated during development stage	(255,492)	(86,714)
Total Stockholders' Deficit	(137,578)	(62,714)

Total Liabilities and Stockholders' Deficit	$937,647	$ 330

See accompanying notes to financial statements.

Acorn Acquisition Corp. and Subsidiary

(Formerly Syntony Group, Inc.)

[A Development Stage Company]

Consolidated Statements of Operations

;

	For The Years Ended December 31		From Reactivation [March 26, 2001] through December 31, 2006
	2006	2005

Revenues	$	$	$

General and Administrative Expenses	167,979	20,464	254,193

Total General and Administrative Expenses	168,979	20,464	254,193
Net Loss Before Taxes	$(167,979)	(20,464)	(254,193)
Provision for Income Taxes	799	100	1,299
Net Loss	$(168,778)	$ (20,564)	$(255,492)
Net loss per share	$ (0.12)	$ (0.01)

Weighted average number of common shares outstanding	1,372,574	1,372,574
See accompanying notes to financial statements.

Acorn Acquisition Corp. and Subsidiary

(Formerly Syntony Group, Inc.)

[A Development Stage Company]

Consolidated Statements of Stockholders' Equity/(Deficit)

For the period from Reactivation [March 26, 2001] through December 31, 2006

	Number of Shares	Common Stock	Additional Paid-in Capital	Deficit Accumulated During Development Stage
					Total Stockholders' Equity/ (Deficit)
Balance,
March 26, 2001	142,800,000	$14,280	$735,211	$(751,491)	$(2,000)
Reverse split shares:
April 2, 2001, 1 for 1,428 shares	(142,326,538)	(14,233)	14,233		0
October 1, 2006, 1 for 10 shares	(425,915)	(43)	43		0
Issued stock for expenses at $.20 per share	925,000	93	17,907		18,000
Net loss for 2001				(18,100)	(18,100)
	-------------	-------	----------	----------	--------
Balance, December 31, 2001	972,574	97	767,394	(769,591)	(2,100)
Issued stock for expenses at $.20 per share	400,000	40	7,960		8,000
Net loss for 2002				(9,205)	(9,205)
	-------------	--------	----------	-----------	--------
Balance, December 31, 2002	1,372,574	137	775,354	(778,796)	(3,305)
Net loss for 2003				(14,695)	(14,695)
	-------------	--------	----------	-----------	---------
Balance, December 31, 2003	1,372,574	137	775,354	(793,491)	(18,000)
Net Loss for 2004				(24,150)	(24,150)
	-------------	--------	----------	-----------	---------
Balance, December 31, 2004	1,372,574	137	775,354	(817,641)	(42,150)
Net Loss for 2005				(20,564)	(20,564)
	--------------	--------	----------	-----------	---------
Balance, December 31, 2005	1,372,574	137	775,354	(838,205)	(62,714)
Assumption of liabilities by Stockholder			93,914		93,914
Net loss for 2006				(168,778)	(168,778)
	______________	________	__________	____________	__________
	1,372,574	$ 137	$869,268	$(1,006,982)	$(137,578)
	==============	========	==========	============	==========

See accompanying notes to financial statements.

Acorn Acquisition Corp. and Subsidiary

(Formerly Syntony Group, Inc.)

[A Development Stage Company]

Consolidated Statements of Cash Flows

	Year ended December 31, 2006	Year ended December 31, 2005	For The Period From Reactivation (March 31,2001) through December 31, 2006

Cash Flows From Operating Activities

Net Loss	$(168,778)	$(20,564)	$(255,492)

Adjustments to reconcile net income
to net cash provided by operating
activities:
Shares issued for services rendered	-	-	26,000
Increase (Decrease) in cash flows
as a result of changes in asset
and liabilities account balances:
Accounts Payable	6,986	11,405	39,250
Accounts Payable-related party	54,640	9,279	83,220
Income Taxes Payable	555	100	755
	----------	-------	--------
Net Cash From Operating Activities	(106,597)	220	(106,267)

Cash Flows from Financing Activities
Proceeds from stock issuance	950,000	-	950,000
Assumption of liabilities
By Stockholder	93,914		93,914
	----------	--------	----------
Net Cash from Financing Activities	1,043,914	-	1,043,914
	__________	________	__________

Net Increase in Cash	937,317	220	937,647

Beginning Cash Balance	330	110	-
	-----------	--------	-------
Ending Cash Balance	$ 937,347	330	$937,647
	===========	========	=======

Supplemental Disclosures
Interest	$ -	$ -	$ -
Income taxes paid	$ -	$ -	$ -
See accompanying notes to financial statements.

Acorn Acquisition Corp. and Subsidiary

(Formerly Syntony Group, Inc.)

[A development Stage Company]

Notes to Consolidated Financial Statements

December 31, 2006

NOTE A    Summary of Significant Accounting Policies

Company Background

Acorn Acquisition Corp. (the "Company") was incorporated under the laws of the state of Delaware on July 20, 2006 by its then parent, Syntony Group, Inc. The Company was formed to enable Syntony Group, Inc. to merge into the Company thus effecting a reincorporation in Delaware. The merger was effective on October 1, 2006, and provided for each ten shares of Syntony Group, Inc. to become one shares of the Company.  The accompanying financial statements retroactively reflect all stock splits as at the beginning of the periods presented.

Syntony Group, Inc. was incorporated under the laws of the State of Utah on December 12, 1980 as Puma Energy, Inc.  In 1981 the Company's focus was the development of oil and gas wells.  However, by 1987, the Company had depleted all assets and became inactive.  On June 8, 1989 the Company changed its name to Syntony Group, Inc.  The Company then changed its purpose to developing and marketing a proprietary cosmetic.  However, failing to obtain approval from the United States Food and Drug Administration, the Company abandoned these planned operations and became dormant.  In March of 2001, the Company reactivated and amended its bylaws to reflect that the provisions of the Utah Control Share Acquisition Act should not apply to the Company.

This Company is in the development stage and is developing its planned principal operations.  In July 2005 the Company incorporated its wholly owned subsidiary, Syntony Acquisition Corp. (the "Subsidiary"), under the laws of the State of Nevada.  1,000 shares were issued at a par value of $1.00. The Subsidiary was formed for the sole purpose of merging with another company.  The consolidated financial statements of the Company and the Subsidiary have been prepared in accordance with U. S. generally accepted accounting principles.  The following summarizes the more significant of such policies:

Principles of Consolidation

The accompanying consolidated financial statements for fiscal 2006 include the accounts of the Company the Subsidiary.  All significant intercompany balances and transactions are eliminated. The accompanying financial statements for the fiscal 2005 and for the period from reactivation (March 26, 2001) to December 31, 2006 include the accounts of the Company and the Subsidiary from its incorporation in July 2005.

Cash and Cash Equivalents

The Company considers highly liquid financial instruments purchased with a maturity date of three months or less to be cash equivalents. At December 31, 2006 all of the Company's cash was on deposit with a commercial bank in Dubai, United Arab Emirates.

         Property & Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line or declining balance method over the useful lives of the related assets.  Expenditures for maintenance and repairs are charged to expense as incurred.  There are no depreciable assets as of December 31, 2006.

         Income Taxes

The Company utilized the asset and liability method of accounting for income taxes.  The asset and liability method requires that the current or deferred tax consequences of all events recognized in the financial statements are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable or refundable currently or in future years.  An allowance against deferred tax assets is recognized when it is more likely than not that such tax benefits will not be realized.

            Net Loss Per Common Share

Net loss per common share is based on the weighted average number of shares outstanding retroactively reflecting all stock splits. As of the year ended December 31, 2006 there were no potentially dilutive shares.

            Revenue Recognition

The Company recognizes revenue when earned, which will be when services are rendered or products are delivered to customers.  There has been no revenue since reactivation.

            Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

         Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements,"  that defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. Prior to this Statement, there were different definitions of fair vale and limited guidance for applying those definitions in GAAP. Moreover, that guidance was dispersed among many accounting pronouncements that require fair value measurements. Differences in that guidance created inconsistencies that added to the complexity in applying GAAP. The changes to current practice resulting from the application of this Statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect the adoption of SFAS 157 to have an effect on its financial statements.

In June 2006, The FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" ("FIN No. 48"). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes". This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting for interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN No. 48 to have an effect on its financial statements.

NOTE B    Common Stock

On April 2, 2001, the Company reverse split its common stock outstanding on the basis of one for 1,428 shares, while retaining the authorized shares and par value.  There was a provision that no stockholder, on a per stock certificate of record basis, owning 100 or more shares shall be reduced to less than 100 shares as a result of the reverse split. Further, all fractional shares were rounded up to the nearest whole share, with the Company being authorized to issue such shares as are necessary for the rounding of fractions shares. On October 1, 2006, the Board of Directors approved a reverse common stock split of one common share for every 10 common shares then outstanding through the process of reincorporation as described below. All common shares and per share amounts retroactively reflect the reverse stock splits as the date of Reactivation, March 21, 2001.

In April 2001, the Company authorized and issued 925,000 post-split shares of common stock at $.02 per share to an officer for costs and expenses advanced on behalf of the Company.

In September 2002, the Company issued 400,000 post-split shares of common stock to an individual at $.02 per share for services rendered to the Company.

On October 1, 2006, Syntony Group, Inc. was merged into Acorn Acquisition Corp. The reincorporation reduced the number of authorized shares of Syntony Group, Inc. from 800,000,000 shares of Common Stock of Syntony Group, Inc. to 250,000,000 shares of Common Stock of Acorn Acquisition Corp. and reduced the number of issued shares of Common Stock from 13,723,462 to approximately 1,372,574 shares of Common Stock of Acorn Acquisition Corp.  All fractional shares were rounded up to the nearest whole share.

By written consent dated July 20, 2006, the shareholders of the Company's common stock, par value $.001 per share, approved the reincorporation of the company from the State of Utah to the State of Delaware. The reincorporation was effected pursuant to an Agreement and Plan of Merger, dated as of July 20, 2006 by and between the Company and Acorn Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company.  On July 20, 2006 the Boards of Directors of the Company and Acorn Acquisition Corp. unanimously approved the Merger Agreement, and subsequently the Company, a sole stockholder of Acorn Acquisition Corp., and the holders of more than 90% of the shares of Common Stock outstanding on the Record Date (July 20, 2006) adopted the Merger Agreement by signing the Written Consent of Shareholders.

Under the terms of the Merger Agreement, the presently issued and outstanding shares of common stock of Syntony Group Inc., par value $0.0001 per share were converted on a one-for-ten basis into shares of Common Stock, par value $0.0001 of Acorn Acquisition Corp. The Merger of Syntony Group Inc. into Acorn Acquisition Corp. was effective October 1, 2006.

            Change in Ownership:

Effective June 30, 2006, the Company's then controlling stockholder, Michael Vardakis ("Vardakis") entered into a stock Purchase Agreement (the "Agreement") with David Price ("Price"), pursuant to which, among other things, Vardakis agreed to sell to Price and Price agreed to purchase from Vardakis, 1,234,500 shares of Common Stock of the Issuer owned of record and beneficially by Vardakis (the "Purchased Shares").  Under the terms of the Agreement, Price assigned all of his rights and obligations with respect to the Purchased Shares as follows: 1,234,500 shares to Tendall FZCO ("Tendall"), a Dubai Free Zone corporation owned and controlled by Price: 1,000 shares to Alain U. Vetterli ("Vetterli"); 500 shares to Ian Ilsley ("Ilsley"); and 500 shares to Robert Lawrence Banner ("Banner").

Each of Price, Tendall, Vetterli, Ilsley and Banner is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"). The aggregate purchase price for the Purchased Shares represents approximately 90.0% of the 1,372,574 issued and outstanding shares of Common Stock.   The purchase and sale of the Purchased Shares took place at a closing (the "Closing") held on June 30, 2006.

Effective June 30, 2006, Vardakis entered into an Installment Purchase Agreement (the "Installment Agreement") with Price, pursuant to which, among other things, Vardakis agreed to sell to Price and Price agreed to purchased from Vardakis, an additional 60,000 shares of Common Stock of the Company owned of  record and beneficially by Vardakas ( the "Installment Shares"). Under the terms of   the terms of the Installment Agreement, Price assigned all of his rights and obligations under the Installment

Agreement with respect to the Installment Shares to Jockey Holdings LTD, a British West Indies corporation ("Jockey").  Jockey is an accredited investor. The aggregate purchase price for the Installment Shares is $ 300,000, or $5.00 per share.

The Installment Shares represent approximately 4.4% of the 1,372,574 issued and outstanding share of Common Stock. The installment Agreement provides that the purchase price for the Installment Shares will be paid in 12 consecutive monthly installments, without interest, commencing on October 31, 2006 and on the last day of each month thereafter through and including September 30, 2007. If any such day is not a Business day, the installment will be due on the following business day. There are a series of conditions to the purchase and sale of the Installment Shares, including: (i) Vardakis putting the Installment Shares and 30,000 additional shares of Common Stock owned of recorded and beneficially by Vardakis into escrow pursuant to an Escrow Agreement (the "Escrow Agreement") among Vardakis,      Price, Jockey and Hirshfield Law, as Escrow Agent, to ensure Vardakis' performance under the Installment Agreement; and (ii) Price putting 200,000 of the Purchased  Shares into escrow pursuant to the Escrow Agreement to ensure the performance      of Price's assignee under the Installment Agreement.

Another condition of the agreement was that Vardakis was to assume all liabilities  of the Company as at June 30, 2006. The purchase price for the shares was placed  in escrow and all liabilities of the Company as at June 30, 2006 were paid by an escrow agent on behalf of Vardakis. The liabilities paid by the escrow agent were comprised of legal and accounting fees and stock transfer agent fees that aggregated $64,334.  Additionally, the escrow agent paid Vardakis $28,580 for non interest bearing advances made by Vardakis to the Company.

In December 2006, the Company commenced a private placement of its common stock to twenty accredited investors. Each could subscribe for 1,000,000 shares of the Company's common stock for $50,000, $0.05 per share, subject to acceptance by the Company's Board. Nineteen investors remitted the purchase price to the Company by December 31, 2006 and the twentieth in January 2007. The Company accepted all twenty subscriptions in January 2007 and issued an aggregate of 20,000,000 common shares to the subscribers. The $950,000 received in December 2006 has been classified as a liability in the accompany financial statements under the caption Stock Subscriptions Payable.

NOTE C    Accounting for Income Taxes

Deferred tax assets and liabilities are determined using enacted tax rates for the effects of net operating losses and temporary differences between book and tax bases of assets and liabilities.  Certain judgments are made relating to recoverability of deferred tax assets, uses of tax loss carryforwards, level of expected taxable income and available tax planning strategies.

Since the change in ownership on June 2006 was over 50%, the change triggered a  limitation on the utilization of the net operating loss carryforwards at the time of the change of ownership. The amount of operating loss carryforwards at the date of the change in ownership was approximately $118,000. Under the formulae contained in Internal Revenue Code Section 382, the amount of net operating loss deductible      by the Company in any one year is approximately $40,000. The total net operating  loss available to be carried forward at December 31, 2006 and 2005 is $255,492 and $86,714 respectively.  The carryforwards expire in 2001 through 2026.

Management has determined that it is not more likely than not that the net operating Loss will be utilized in the future, and, accordingly, the deferred tax asset at December 31, 2006 and 2005 of $99,800 and $35,800 has been fully reserved as of December 31, 2006 and December 31, 2005, respectfully. A reconciliation of the statutory income tax effective rate to the actual provision shown in the financial statements is as follows:

	For the Year Ended December 31,				For The Period From Reactivation (March 26, 2001) through December 31,
	2006		2005		2006
(Loss) before income taxes	($167,979)		(20,464)		($254,193)

Computed tax benefit at
expected statutory rate:
Federal	($57,100)	(34.0%)	($7,000)	(34.0%)	($86,400)	(34.0%)
Statutory exemption	-	-	3,900	19.0%	-	-
State, net of federal tax
benefit	(7,700)	(4.7%)	(900)	(4.5%)	(14,700)	(5.8%)
Net Operating Loss
Valuation allowance	65,600	39.2%	4,100	20.0%	101,800	40.3

Total tax provision	$ 800	0.5%	100	0.5%	$1,300	0.5%

The amounts shown on the balance sheet for income taxes payable represents the annual minimum state and local tax amounts due.

NOTE D    Liquidity/ Going Concern

The Company has accumulated losses since Reactivation totaling $255,492 and had no revenues through December 31, 2006.  Financing for the Company's limited activities to date has been provided primarily by the issuance of stock and by advances from a stockholder (see NOTE E).  The Company's ability to achieve a level of profitable operations and/or additional financing impacts the Company's ability to continue as it is presently organized.  Management continues to develop its planned principal operations and is seeking qualified merger candidates.  Should management be unsuccessful in its operating activities, the Company may experience material adverse effects.

NOTE E   Stockholder Loan/Related Party Transactions

A former stockholder had paid expenses on behalf of the Company in the amount of $2,000 during the year ended December 31, 2002, $11,951 during the year ended 2003, $5,350 during 2004, $9,279 during 2005. In conjunction with the June 30, 2006 Stock Purchase Agreement (see Note B), the Selling Stockholder assumed the outstanding related party liability of $28,580 and liabilities of $64,334 to third parties.  The assumed liabilities of $93,914 were credited to Additional Paid in Capital in the current period.

Tendall made unsecured non interest bearing demand advances of $83,220 during 2006 for the payment of expenses. The entire balance of $83,220 is outstanding as of December 31, 2006.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Our By-laws require that we indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by, or in our right) by reason of the fact that he is or was our director, officer, employee, or agent or is or was serving at our request as a director, office, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against such costs and expenses, and to the extent and in the manner provided under Delaware law.

We have also entered into indemnification agreements with each of our directors which go beyond the provisions of the By-laws.  Among other things, these indemnification agreements, copies of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part, require us to advance to the directors to the maximum extent permitted by law all reasonable costs and expenses.  They also provide a contractual basis for the directors and officer to be indemnified to the maximum extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC Registration Fee	$1,942.58
EDGARization and Printing Fees and Expense*	5,000.00
Accounting Fees and Expenses*	20,000.00
Legal Fees and Expenses*	15,000.00
Miscellaneous Expenses*	3,057.42
TOTAL	45,000.00

*Estimated

Item 26. Recent Sales of Unregistered Securities.

The following information is given with regard to unregistered securities sold by us during the past three years, including the dates and amounts of securities sold, the persons to whom we sold the securities, the consideration received in connection with such sales and, if the securities were issued or sold other than for cash, the description of the transaction and the type and amount of consideration received.

Date	Title	Amount of Securities Sold	Purchaser	Consideration Received
April 2001	Common Stock	925,000 shares[1]	Mark Meriwether[2]	$18,000-Cash
September 2001	Common Stock	400,000 shares[1]	Chris Meriwether[3]	$8,000-Services
January 24, 2007	Common Stock	1,000,000 shares	Jacqueline Astudillo	$50,000
January 24, 2007	Common Stock	1,000,000 shares	Cindy Begel	$50,000
January 24, 2007	Common Stock	1,000,000 shares	Paul J. Begel	$50,000
January 24, 2007	Common Stock	1,000,000 shares	Kevin James Birch	$50,000
January 24, 2007	Common Stock	1,000,000 shares	Patricia Cooke	$50,000
January 24, 2007	Common Stock	1,000,000 shares	Steven C. Davis	$50,000
January 24, 2007	Common Stock	1,000,000 shares	Sandra Cecily Godfrey	$50,000
January 24, 2007	Common Stock	1,000,000 shares	Vicki Harris	$50,000
January 24, 2007	Common Stock	1,000,000 shares	Alan Harvey	$50,000
January 24, 2007	Common Stock	1,000,000 shares	Nicholas Harvey	$50,000
January 24, 2007	Common Stock	1,000,000 shares	Robert Hild	$50,000
January 24, 2007	Common Stock	1,000,000 shares	Harri Huuskonen	$50,000
January 24, 2007	Common Stock	1,000,000 shares	Vinod H. Melwani	$50,000
January 24, 2007	Common Stock	1,000,000 shares	Jeremy Pryke	$50,000
January 24, 2007	Common Stock	1,000,000 shares	Tracy Roberts	$50,000
January 24, 2007	Common Stock	1,000,000 shares	Warren Stroud	$50,000
January 24, 2007	Common Stock	1,000,000 shares	Seema Vashist	$50,000
January 24, 2007	Common Stock	1,000,000 shares	Vega FZE	$50,000
January 24, 2007	Common Stock	1,000,000 shares	Parayil Pournami Vijayan	$50,000
January 24, 2007	Common Stock	1,000,000 shares	Parayil K. Vijayan	$50,000

1Adjusted for the one for ten reverse stock split effective October 1 , 2006 in connection with the reincorporation merger.

2President and a director.

3 Secretary.

For each of the above issuances and sales, we relied upon Section 4(2) of the Securities Act of 1933, as amended, as the basis for the exemption from registration requirements and there was no public solicitation involved. The shares of restricted Common Stock were sold to private investors. All recipients either received adequate information about us or had access, through employment or other relationships, including business and personal relationships with our management to such information.

Item 27. Exhibits.

The following exhibits are included as part of this Form SB−2 Registration Statement. References to "the Company" in this Exhibit List mean Acorn Acquisition Corp., a Delaware corporation, successor by merger to Syntony Group, Inc., a Utah corporation.

Exhibit No.	Description
3.1	Certificate of Incorporation of the Company
3.2	By-laws of the Company
5.1	Opinion of Hirshfield Law
10.1	Indemnification Agreement between the Company and Alain U. Vetterli
10.2	Indemnification Agreement between the Company and Ian Ilsley
23.1	Consent of Raich, Ende, Malter & Co., LLP
23.2	Consent of MantylaMcReynolds LLC
23.3	Consent of Hirshfield Law (included in Exhibit 5.1)
24.1	Power of Attorney (Included in the Signatures Page of the Registration Statement)

Item 28. Undertakings.

The undersigned Registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post−effective amendment to this registration statement to:

            (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement;

              (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post−effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post−effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i) Any preliminary Prospectus or Prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

               (ii) Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

              (iii) The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

          (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5) For determining any liability under the Securities Act, treat each post−effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter B. Hirshfield his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on SB−2 and authorized this registration statement to be signed on its behalf by the undersigned, in Dubai, United Arab Emirates on March 16, 2007.

Acorn Acquisition Corp.

By: /s/ Alain U. Vetterli

           Alain U. Vetterli

           CEO and CFO

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dated stated:

Signature	Title	Date
/s/ Alain U. Vetterli Alain U. Vetterli	CEO, CFO, Secretary, Director	March 16, 2007
/s/ Ian Ilsley Ian Ilsley	Director	March 16, 2007